Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hooper Holmes, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-57769) on Form S-3 and (Nos. 333-196231, 333-176309, 333-159473, 333-150278, 333-147358, 333-72422 and 333-57771) on Form S-8 of Hooper Holmes, Inc. of our report dated March 31, 2015, with respect to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related consolidated financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Hooper Holmes, Inc.

Our report refers to the change in method of accounting for discontinued operations due to the adoption of ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

 /s/ KPMG LLP

Kansas City, Missouri
March 31, 2015